EXHIBIT 4.7

                               SECURITY AGREEMENT

         The parties to this security agreement are:

         SECURED PARTY:

         Name:

         DEBTOR

         Name:             World Diagnostics, Inc.

      This security agreement is dated: July 26, 2001

      1. Debtor grants to secured Party a security interest in the property described in this security agreement ("Collateral") and its proceeds, on the terms and conditions set forth in this security agreement.

      2. The security interest in the Collateral and its proceeds is given to secure the "Indebtedness", which is defined as: (a) the payment of a promissory note, executed and delivered by Debtor to Secured Party, dated July 26, 2001, in the principal amount of $ _______ payable as provide in the note, and extensions and renewals of that note; and (b) performance by Debtor of this security agreement. Unless Debtor shall have otherwise agreed in writing, the security interest in the Collateral shall not include "consumer credit" subject to the disclosure requirements of the federal Truth in Lending Act or any regulations promulgated under that Act.

      3. The property in which the security interest is granted (the Collateral) is:

         a. accounts

         b. goods

         c. equipment

         d. inventory

         e. patents

         f. licenses (including software licenses)

         g. trademarks and trade names

         h. goodwill

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         i. work in progress

         j. cash

         k. money in a savings or deposit account

         l. securities, and any negotiable documents

         m. All rights to the payment of money, whether due or to become due and whether or not earned by performance, including but not limited to accounts, contract rights, revolving fund credits, patronage dividends, chattel paper, leases, conditional sale contracts, documents, warehouse receipts, and instruments.

         n. All general intangibles

         o. All property similar to that described as Collateral in this agreement, acquired by Debtor at any time, including but not limited to addition, replacements, progeny of livestock, and all products of the Collateral.

         p. All proceeds from the sale or other disposition of the Collateral.

      4. Debtor warrants that:

         a. Debtor is the owner of the Collateral, clear of all liens and security interests except the security interest granted by this security agreement.

         b. Debtor has the rights to make this security agreement.

      5. Debtor agrees:

         a. To pay Secured Party all amounts payable on the promissory note mentioned in this security agreement and all other obligations of debtor held by secured party on or before the date when due and payable, whether at maturity, by acceleration, or otherwise; to perform all terms of the note and this security agreements; and to pay all obligations required under the terms of this security agreement.

         b. To use proceeds of all loans for the purposes agreed on.

         c. To execute and deliver to Secured Party financing statements with respect to the Collateral (in number, form, and substance satisfactory to Secured Party) and such additional security documentation as and when Secured Party may request to effect the purposes of this security agreement; to deliver to Secured Party at its request financial statements, schedules, lists of property and accounts, budgets, books and records, forecasts, reports, tax returns, contracts, and other information relation in any manner to the Collateral.

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         d. To defend the Collateral against the claims and demands of all persons and entities.

         e. To insure the Collateral against all hazards, in form and amount satisfactory to Secured Party; and, if requested by Secured Party, to obtain loss-payable endorsements in favor of Secured Party.

         f. To Keep the Collateral in good condition.

         g. To immediately pay Secured Party, as part of the secured debt, all amounts, with interest, paid or advanced by Secured Party for (1) taxes, levies, insurance, and repairs to or maintenance of the Collateral; (2) the taking of possession of, disposing of, or preserving of the Collateral after any default described in this agreement; and (3) attorneys' fess incurred by Secured Party in the enforcement of its rights under this agreement.

         h. To notify Secured Party in writing before any change in Debtor's place of business, or if Debtor has or acquires more than one place of business, before any change in Debtor's chief executive office.

         i. To immediately notify Secured Party of any proposed or actual change of Debtor's name, identity, or corporate structure.

         j. To immediately notify Secured Party in writing when Debtor becomes aware of any event that substantially affects the value of the Collateral, the ability of Debtor or Secured Party to dispose of the Collateral, or the rights and remedies of Secured Party in relation to the Collateral, including, but not limited to, the levy of any legal process against the Collateral and the adoption of any marketing order, arrangement, or procedure affecting the Collateral, whether governmental or otherwise.

         k. If any Collateral is or becomes the subject of any negotiable document of title, including any warehouse receipt or bill of lading, Debtor shall deliver that document to Secured Party.

      6. Without the prior written consent of Secured Party, Debtor will not:

         a. Permit any of the Collateral to be removed from the real property on which it is located.

         b. Permit any liens or security interests (other than Secured Party's security interest) to attach to the Collateral; permit any Collateral to be levied on under legal process; dispose of any of the Collateral except in the ordinary course of business as it was conducted on the date of execution of this agreement; or permit anything to be done that may impair the value of the Collateral or of the security interest created by this agreement.

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      7. If Debtor fails to obtain insurance as required by this agreement,
Secured Party shall have the right to obtain it at Debtor's expense. Debtor hereby assigns to Secured Party the right to receive proceeds of all insurance required by this security agreement, not exceeding the amount of the indebtedness. Debtor directs any insurer to pay all proceeds directly to Secured Party, and authorizes Secured Party to endorse any draft or check for the proceeds. If Debtor fails to make any payments necessary to preserve and protect the Collateral, Secured Party may make the payments. Any payments made by Secured Party under the provisions of this paragraph shall be secured by this agreement and shall be immediately due and payable by Debtor to Secured Party.

      8. Secured Party may, and may require Debtor to, do the following:

         a. Notify any account debtors, buyers of Collateral or other persons of Secured Party's interest in the Collateral and its products and proceeds;

         b. Make direct demand for and collect any receivables and proceeds of Collateral; and

         c. Do all things incident to such notifications, demands, and collection.

      9. Debtor nominates and appoints Secured Party as Debtor's attorney in fact to perform all acts and things that Secured Party may consider necessary or advisable to perfect and continue perfected the security interest created by this agreement, and to protect the Collateral.

      10. Until default, Debtor may retain possession of the Collateral and use it in any lawful manner not inconsistent with this agreement or with the terms and conditions of any policy of insurance.

      11. Any one or more of the following shall be a default under this agreement:

         a. Debtor's failure to pay when due any payment to Secured Party secured by this agreement.

         b. Debtor's breach of any term, provision, warranty, or representation of this agreement or of any other security agreement or other agreement between Debtor and Secured Party.

         c. The appointment of any receiver or trustee of all or a substantial portion of the assets of Debtor.

         d. Debtor's becoming insolvent or unable to pay debts as they mature, or making a general assignment for the benefit of creditors.

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         e. The issuance of any levy of attachment, execution, tax assessment, or similar process against the Collateral if not release within then days of issuance.

         f. Debtor's furnishing to Secured Party any financial statement, profit and loss statement, borrowing certificate or schedule, or other statement that is false or incorrect in any material respect.

      12. In the event of any default, Secured Party may do any one or more of the following:

         a. Declare any indebtedness of Debtor to Secured Party secured by this agreement immediately due and payable.

         b. Enforce the security interest given in this agreement under the provisions of the Florida Uniform Commercial Code or any other applicable law.

         c. Require Debtor to assemble the Collateral and the records pertaining to it and to make them available to Secured Party at a place designated by Secured Party.

         d. Enter the premises of Debtor and take possession of the Collateral or of any part of it and of the records pertaining to the Collateral.

         e. Take any measures that Secured Party may consider necessary for the care, growth, protection, preservation, and marketing of the Collateral.

         f. Use, in connection with any assembly or disposition of the collateral, any trademark, trade name, trade style, copyright, patent right, or technical process used or utilized by Debtor.

      13. Any notice to be given under the terms of this agreement shall be sent by either party to the address shown with the name of the signing party below, or to such other address as either party may furnish in writing to the other party.

      14. Neither any waiver, express or implied, of any provision of this agreement, nor any delay or failure by Secured Party to enforce any provision, shall preclude Secured Party from later enforcing any such provision.

      15. All rights of Secured Party under this agreement shall inure to the benefit of its successors and assigns. All obligations of Debtor shall bind its heirs, executors, administrators, successors, and assigns. If there is more than one Debtor, their obligations shall be joint and several.

      16. This agreement shall be governed by and interpreted according to the laws of the State of Florida.

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      17. All rights and remedies provide in this agreement are cumulative and are not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.

      18. All terms not defined in this agreement are used as set forth in the Florida Uniform Commercial Code.

      19. Debtor agrees to pay the costs, including reasonable attorneys fees and other expenses, of any action by Secured Party to enforce this security agreement.

      Dated: July 26, 2001              DEBTOR

                                        By: ___________________________________
                                                   Ken Peters, President

                                        By: ___________________________________

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